Exhibit 99.1

For Immediate Release

American Power Conversion Announces First Quarter 2004 Financial Results

WEST KINGSTON, R.I. — April 29, 2004 — American Power Conversion Corporation (Nasdaq: APCC) (APC) today reported financial results for the first quarter ended March 28, 2004.

Revenue for the first quarter 2004 was $351.8 million, an increase of 14 percent from $309.0 million reported in the first quarter 2003.  Net income for the first quarter 2004 was $34.7 million or $0.17 per share, up 16 percent from $30.0 million or $0.15 per share in the first quarter 2003.

“We are very pleased to start the year with such a healthy first quarter performance, including net income growth that exceeded revenue growth,” said Rodger B. Dowdell, Jr.  “We entered 2004 in as strong a competitive and financial position as ever, and we are leveraging this strength throughout our business.  It is evident that APC solutions are resonating with customers across their networks as we experienced growth in our major business segments.  Not only have our core uninterruptible power supply (UPS) offerings grown, but increasingly APC solutions, specifically our InfraStruXure™ architecture, are being specified for network-critical physical infrastructure (NCPI) requirements.  As customers implement adaptable, on-demand information technology (IT) systems, APC’s products are supporting NCPI needs quicker and more cost-effectively than ever before.”

Business Update

The Company’s Small Systems segment, which provides power protection, uninterruptible power supply (UPS) and management products for the PC, server and networking markets, produced revenue of $275.1 million, or approximately 79 percent of product revenue, in the first quarter.  First quarter revenue for the Small Systems segment increased 13 percent year-over-year and declined 18 percent sequentially.  The Large Systems segment, consisting primarily of 3-phase UPS, DC-power systems, precision cooling products and services for data centers, facilities and communication applications, had revenue of $58.3 million, or approximately 17 percent of product revenue, in the first quarter.  Large Systems segment revenue in the first quarter grew 23 percent year-over-year and was down 24 percent sequentially.  Finally, the “Other” segment, which is comprised of various accessory products, was $16.2 million in revenue, or approximately 4 percent of total product revenue, in the first quarter.  Quarterly revenue in the “Other” segment declined 7 percent year-over-year and 9 percent sequentially.

Geographically, the Americas region (North and Latin America) represented 47 percent of first quarter revenue and was up 8 percent year-over-year and down 21 percent sequentially.  In Europe, the Middle East and Africa (EMEA), first quarter revenue represented 31 percent of total APC quarterly revenue and increased 11 percent year-over-year and declined 26 percent sequentially.   Finally, first quarter revenue in Asia was 22 percent of total company revenue in the quarter and grew 33 percent year-over-year and 7 percent sequentially.

On a constant currency basis, total company revenue in the first quarter grew 9 percent year-over-year and was down 19 percent sequentially.  Additionally, in constant dollars, first quarter revenue in EMEA was up 1 percent year-over-year and down 28 percent sequentially and first quarter revenue in Asia was up 22 percent year-over-year and 6 percent sequentially.

Business Outlook

“We experienced improving year-over-year demand trends as the first quarter progressed and this momentum has carried into the second quarter.  To date in the second quarter, we are experiencing year-over-year revenue growth rates similar to the levels reported in the first quarter,” explained Dowdell.  “Going forward, we will continue aggressively developing APC’s position as a trusted partner for NCPI needs through a comprehensive education and sales effort targeting data center decision makers.  We currently have a unique opportunity to gain credibility with this audience and ultimately change the way the world designs data centers.  We are capitalizing on this opportunity with an emphasis on gaining share versus the competition and positioning APC for long-term success.  Additionally, we are also funding and supporting our core business, as APC remains the provider of choice across networking applications.”

Conference Call and Webcast

In conjunction with the first quarter 2004 earnings announcement, APC management is hosting a conference call to discuss the Company’s results as well as current expectations regarding future performance.  This conference call will be held today, April 29, at 5:00 PM Eastern time and will be available live and archived, in its entirety, to the public via the Company’s Web site at investor.apcc.com or live by dialing 719-457-2692.  A replay will be accessible via telephone at approximately 8:00 PM on April 29 by dialing 719-457-0820 and entering the access code 742105 and will continue through May 6 at midnight Eastern Time.

Safe Harbor Provision

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  All statements in this press release that do not describe historical facts, such as statements concerning the Company’s future plans or prospects and those contained in the “Business Outlook” section of the press release, are forward-looking statements.  All forward-looking statements are not guarantees and are subject to risks and uncertainties that could cause actual results to differ from those projected. The factors that could cause actual results to differ materially include the following: costs incurred by the Company for the product recall of select Back-UPS® CS models are greater than or less than currently anticipated; costs to comply with the provisions of the Sarbanes-Oxley Act of 2002 are greater than currently anticipated; impact on order management and fulfillment, financial reporting and supply chain management processes as a result of the Company’s reliance on a variety of computer systems, including Oracle 11i which was implemented in the first quarter 2001 and is periodically upgraded; the impact of increasing competition which could adversely affect the Company’s revenues and profitability; the impact of foreign currency exchange rate fluctuations; the impact on demand, component availability and pricing, and logistics, and the disruption of Asian manufacturing operations that result from labor disputes, war, acts of terrorism or political instability; ramp up, expansion and rationalization of global manufacturing capacity; the discovery of a latent defect in any of the Company’s products; the Company’s ability to effectively align operating expenses and production capacity with the current demand environment; general worldwide economic conditions, and, in particular, the possibility that the PC and related markets decline; growth rates in the power protection industry and related industries, including but not limited to the PC, server, networking, telecommunications and enterprise hardware industries; competitive factors and pricing pressures; product mix changes and the potential negative impact on gross margins from such changes; changes in the seasonality of demand patterns; inventory risks due to shifts in market demand; component constraints, shortages, pricing and quality; risk of nonpayment of accounts receivable; the uncertainty of the litigation process including risk of an unexpected, unfavorable result of current or future litigation; and the risks described from time to time in the Company’s filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. The Company disclaims any obligation to publicly update or revise any such statements to reflect any change in Company expectations or in events, conditions, or circumstances on which any such statements may be based, or that may affect the likelihood that actual results will differ from those set forth in the forward-looking statements.

About American Power Conversion

Founded in 1981, American Power Conversion (Nasdaq: APCC) is a leading provider of global, end-to-end infrastructure availability solutions.  APC’s comprehensive products and services offering, which is designed for both home and corporate environments, improves the availability, manageability and performance of sensitive electronic, network, communication and industrial equipment of all sizes.  APC, headquartered in West Kingston, Rhode Island, reported sales of $1.46 billion for the year ended December 31, 2003, and is a Fortune 1000, Nasdaq 100 and S&P 500 Company.

All trademarks are the property of their owners.  Additional information about APC and its global end-to-end solutions can be found at www.apc.com or by calling 800-877-4080.

For more information contact:

Investors:

Donald Muir, chief financial officer, 401-789-5735, ext. 2105

Debbie Hancock, director, investor relations, 401-789-5735, ext. 2994

Media:

Chet Lasell, APC director, public relations-North America, 800-788-2208 ext. 2693, chet.lasell@apcc.com

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED BALANCE SHEETS

IN THOUSANDS

(UNAUDITED)

	MARCH 28, 2004	DECEMBER 31, 2003

CURRENT ASSETS
CASH AND CASH EQUIVALENTS	$253,387	$252,114
SHORT TERM INVESTMENTS	526,548	496,209
ACCOUNTS RECEIVABLE, NET	256,508	264,718
INVENTORIES	440,128	402,222
PREPAID EXPENSES AND OTHER CURRENT ASSETS	26,192	25,296
DEFERRED INCOME TAXES	60,234	57,638
TOTAL CURRENT ASSETS	1,562,997	1,498,197

PROPERTY, PLANT & EQUIPMENT	400,682	399,260
LESS: ACCUMULATED DEPRECIATION AND AMORTIZATION	243,068	235,309
NET PROPERTY, PLANT & EQUIPMENT	157,614	163,951

LONG TERM INVESTMENTS	47,497	58,525
GOODWILL	6,679	6,679
OTHER INTANGIBLES, NET	47,395	50,292
DEFERRED INCOME TAXES	25,928	25,994
OTHER ASSETS	2,391	2,328

TOTAL ASSETS	$1,850,501	$1,805,966

CURRENT LIABILITIES
ACCOUNTS PAYABLE	$119,163	$102,800
ACCRUED EXPENSES	134,630	139,498
INCOME TAXES PAYABLE	46,488	38,428
TOTAL CURRENT LIABILITIES	300,281	280,726

DEFERRED TAX LIABILITY	15,205	14,357

TOTAL LIABILITIES	315,486	295,083

SHAREHOLDERS’ EQUITY
COMMON STOCK	2,004	2,000
ADDITIONAL PAID-IN CAPITAL	186,757	182,566
RETAINED EARNINGS	1,345,418	1,326,733
TREASURY STOCK	(1,551)	(1,551)
ACCUMULATED OTHER COMPREHENSIVE INCOME	2,387	1,135
TOTAL SHAREHOLDERS’ EQUITY	1,535,015	1,510,883

TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$1,850,501	$1,805,966

Note: The data reported above are based on an unaudited balance sheet, but include all adjustments that the Company considers necessary for a fair presentation of financial condition for this period.

AMERICAN POWER CONVERSION CORPORATION & SUBSIDIARIES

CONSOLIDATED CONDENSED STATEMENTS OF INCOME

IN THOUSANDS EXCEPT PER SHARE AMOUNTS

(UNAUDITED)

	FOR THE THREE MONTHS ENDED
	MARCH 28, 2004	MARCH 30, 2003

NET SALES	$351,751	$308,975

COST OF GOODS SOLD	202,659	183,061

GROSS PROFIT	149,092	125,914

MARKETING, SELLING, GENERAL AND ADMINISTRATIVE	86,184	72,380

RESEARCH AND DEVELOPMENT	18,403	14,520

TOTAL OPERATING EXPENSES	104,587	86,900

OPERATING INCOME	44,505	39,014

OTHER INCOME, NET	1,732	2,508

EARNINGS BEFORE INCOME TAXES	46,237	41,522

INCOME TAXES	11,559	11,543

NET INCOME	$34,678	$29,979

DILUTED EARNINGS PER SHARE	$0.17	$0.15

DILUTED WEIGHTED AVERAGE SHARES OUTSTANDING	206,106	199,765

Note: The data reported above are based on unaudited statements of income, but include all adjustments that the Company considers necessary for a fair presentation of results for these periods.